                                                                    Exhibit 10.1

                              EMPLOYMENT AGREEMENT

Parties:     Global Sports, Inc.,
             a Delaware corporation ("Employer")
             1075 First Avenue
             King of Prussia, PA 19406

             Robert Liewald ("Executive")

Date:        April 23, 2002

Background: Employer and its subsidiaries are in the business of developing and operating e-commerce businesses for retailers, branded manufacturers, media companies, television networks and professional sports organizations (the "Business"). Employer desires to employ Executive, and Executive desires to accept such employment, on the terms and conditions stated below.

     INTENDING TO BE LEGALLY BOUND, and in consideration of the mutual agreements stated below, Executive and Employer agree as follows:

     1. Employment and Term. Employer hereby employs Executive, and Executive accepts such employment, subject to all of the terms and conditions of this Agreement, for a term beginning on April 23, 2002 and ending on December 31, 2005, unless sooner terminated in accordance with other provisions hereof.

     2. Position and Duties. Executive will serve as Executive Vice President, Merchandising, and in such capacity will have supervision and control over, and responsibility for, formulating and directing Employer's overall buying and merchandising strategy and overseeing the execution of all buying and merchandising programs. Executive will report to, and be subject to the direction of, Employer's Chief Executive Officer. Executive will also have such other responsibilities and duties consistent with his present duties and current position with Employer, as may from time to time be prescribed by Employer's Chief Executive Officer or Board of Directors. Executive will devote all of his working time, energy, skill and best efforts to the performance of his duties hereunder in a manner which will faithfully and diligently further the business and interests of Employer.

     3.  Compensation, Benefits and Expenses.

         3.1 Base Salary. Employer will pay to Executive a minimum annual base salary ("Base Salary") of Two Hundred Sixty-two Thousand Five Hundred Dollars ($262,500). The Base Salary will be payable in accordance with Employer's normal payroll practices, subject to payroll deductions and required withholdings. The Base Salary will be reviewed annually by Employer and will be subject to such annual increases as may be agreed upon by Employer's Chief Executive Officer.

         3.2 Bonuses. In addition to his Base Salary, for each year of this Agreement, Executive will be eligible to receive an incentive bonus in an amount to be determined by Employer's Chief Executive Officer.

         3.3 Benefits. Executive will be entitled to participate and will be included in all equity incentive, stock option, stock purchase, profit sharing, savings, bonus, health insurance, life insurance, group insurance, disability insurance, pension, retirement and other benefit plans or programs of Employer now existing, or established hereafter, and offered to its management level personnel, subject to the terms and provisions thereof. Employer and Executive acknowledge that the employee benefit plans and programs provided by Employer at the commencement date of this Agreement consist of: (i) fully-paid health and dental insurance benefits for Executive and his family members; (ii) long-term disability insurance providing for a monthly benefit equal to 60% of Executive's monthly Base Salary up to a maximum monthly benefit of $10,000 until the earlier of Executive's death or attainment of age 65; (iii) term life insurance providing a death benefit equal to 1 1/2 times annual Base Salary up to a maximum death benefit of $250,000; and (iv) Employer's 401K Plan providing for a matching contribution by Employer equal to 50% of the amount of Executive's contribution up to a maximum contribution by Executive equal to the lesser of 6% of Executive's annual Base Salary or $10,500 for calendar year 2001. Executive acknowledges that Executive's participation in the employee benefit plans or programs of Employer are subject to the terms and conditions of such plan or programs and that Employer may change its plans or programs, including those referred to in the prior sentence, at any time. In addition, Employer will provide Executive with the following other benefits at Employer's expense: (i) automobile allowance not the exceed $500 per month, which includes automobile insurance, and (ii) cell phone and cell phone account.

         3.4 Vacation. Executive will accrue three (3) weeks of paid vacation per year, in addition to such paid holidays, personal days and days of paid sick leave as are generally permitted to employees of Employer.

         3.5 Expenses. Employer will reimburse Executive for all actual, ordinary, necessary and reasonable expenses incurred by Executive in the course of his performance of services hereunder. Executive will properly account for all such expenses.

    4. Termination.

         4.1 Termination by Death. If Executive dies, then this Agreement will terminate immediately, and Executive's rights to compensation and benefits hereunder will terminate as of the date of death, except that Executive's heirs, personal representatives or estate will be entitled to any unpaid portion of Executive's salary and accrued benefits up to the date of termination and any benefits which are to be continued or paid after the date of termination in accordance with the terms of the corresponding benefit plans or programs.

         4.2 Termination by Disability. If, as a result of Injury or Sickness, Executive is unable to perform the essential duties of his employment on a full-time basis, Executive will continue to receive his Base Salary and the benefits and vacation provided for in Sections 3.3 and 3.4 (to the extent Executive continues to be eligible therefor under the terms of such benefit plans or programs) for a period of one hundred eighty (180) days following the Onset of Disability (as defined in this Section 4.2). Any amounts due to Executive under this Section 4.2 will be reduced, dollar-for-dollar, by any amounts received by Executive under any disability insurance policy or plan provided to Executive and paid for by Employer. "Onset of Disability" means the first day on which Executive is unable to perform the essential duties of his employment on a full-time basis by reason of Injury or Sickness. If Executive's inability to perform the essential duties of his employment on a full-time basis continues for more than one hundred eighty (180) days after the Onset of Disability or for periods aggregating more than one hundred eighty (180) days during any twelve (12) month period, then Employer may, upon written notice to Executive, terminate Executive's employment, and Executive's rights to compensation and benefits hereunder, except that Executive will be entitled to any unpaid portion of his Base Salary and accrued benefits up to the date of termination and any benefits which are to be continued or paid after the date of termination in accordance with the terms of the corresponding benefit plans or programs. For the purposes of this Section 4.2, the following terms will have the following meanings: (i) "Injury" means bodily impairment resulting directly from an accident and independent of all other causes; (ii) "Sickness" means an illness (including Mental Illness, as defined below), disease, or pregnancy, including complications of pregnancy, which require treatment by a Physician;
(iii) "Mental Illness" means any psychological, behavioral or emotional disorder or ailment of the mind, including physical manifestations of psychological, behavioral or emotional disorders, but excluding demonstrable, structural brain damage; and (iv) "Physician" means a practitioner of the healing arts, which the Employer's disability insurance carrier is required by law to recognize, who is properly licensed, and practicing within the scope of that license.

         4.3 Termination for Cause. Employer may, upon written notice to Executive, terminate Executive's employment, and Executive's rights to compensation and benefits hereunder, for Cause (as defined in this Section 4.3), except that Executive will be entitled to any unpaid portion of his salary and accrued benefits up to the date of termination and any benefits which are to be continued or paid after the date of termination in accordance with the terms of the corresponding benefit plans or programs. "Cause" will exist if (i) Executive is guilty of gross negligence or willful misconduct in the performance of his duties for the Company, (ii) breaches or violates, in a material respect, any agreement between the Executive and the Company or any of the Company's policy statements regarding conflicts-of-interest, insider trading or confidentiality,
(iii) commits a material act of dishonesty or breach of trust, (iv) acts in a manner that is inimical or injurious, in a material respect, to the business or interests of the Company, or (v) is convicted of a felony.

         4.4 Termination Without Cause. Employer may, upon thirty (30) days prior written notice to Executive, terminate Executive's employment, and Executive's rights to compensation and benefits hereunder, for any reason Employer deems appropriate, in which case

Employer will pay to Executive his Base Salary, in accordance with Employer's normal payroll practices, for six (6) months after such termination.

         4.5 Procedure Upon Termination. Upon termination of his employment, Executive will promptly return to Employer all documents (including copies) and other materials and property of Employer, or pertaining to its business, including without limitation customer and prospect lists, contracts, files, manuals, letters, reports and records in his possession or control, no matter from whom or in what manner acquired.

     5. Discoveries. Executive will communicate to Employer, in writing when requested, and preserve as confidential information of Employer, all inventions, marketing concepts, software ideas and other ideas or designs relating to the business of the Employer which are conceived, developed or made by Executive, whether alone or jointly with others, at any time during the term of Executive's employment with Employer, which relate to the business or operations of Employer or which relate to methods, designs, products or systems sold, leased, licensed or under development by Employer (such concepts, ideas and designs are referred to as "Executive's Discoveries"). All of Executive's Discoveries will be Employer's exclusive property, and Executive will, at Employer's expense, sign all documents and take such other actions as Employer may reasonably request to confirm its ownership thereof.

     6. Nondisclosure. At all times after the date of this Agreement, except with Employer's express prior written consent or in connection with the proper performance of services under this Agreement, Executive will not, directly or indirectly, communicate, disclose or divulge to any Person, or use for the benefit of any Person, any confidential or proprietary knowledge or information, no matter when or how acquired, concerning the conduct or details of the business of Employer, including, but not limited to, (i) marketing methods and strategies, pricing policies, product strategies and methods of operation, (ii) software source code, software design concepts (including visual expressions and system architecture), technical documentation and technical know-how, (iii) budget and other non-public financial information, and (iv) expansion plans, management policies and other business strategies and policies. For purposes of this Section 6, confidential information will not include any information which is now known by the general public, which becomes known by the general public other than as a result of a breach of this Agreement by Executive or which is independently acquired by Executive.

     7. Non-Competition. Executive acknowledges that Employer's business is highly competitive. Accordingly, for a period of one (1) year after the date of the termination of Executive's employment with the Company, or, if Executive is terminated without Cause, for a period of six (6) months after the date of such termination, except with Employer's express prior written consent, Executive will not, directly or indirectly, in any capacity, for the benefit of any
Person:

         (a) Communicate with or solicit any Person who is or during such period becomes an employee, consultant, agent or representative of Employer or any of its subsidiaries in any manner which interferes or might interfere with such Person's relationship with Employer or any such subsidiary, or in an effort to obtain any such employee, consultant, agent or representative as an employee, consultant, agent or representative of any other Person.

         (b) Establish, own, manage, operate or control, or participate in the establishment, ownership, management, operation or control of, or be a director, officer, employee, agent or representative of, or be a consultant to, any Person which conducts a business competitive with all or any material part of the Business.

     8. Consideration and Enforcement of Covenants. Executive expressly acknowledges that the covenants contained in Sections 5, 6 and 7 of this Agreement ("Covenants") are a material part of the consideration bargained for by Employer and, without the agreement of Executive to be bound by the Covenants, Employer would not have agreed to enter into this Agreement. Executive acknowledges that any breach by Executive of any of the Covenants will result in irreparable injury to Employer for which money damages could not adequately compensate. If there is such a breach, Employer will be entitled, in addition to all other rights and remedies which Employer may have at law or in equity, to have an injunction issued by any competent court enjoining and restraining Executive and all other Persons involved therein from continuing such breach. The existence of any claim or cause of action which Executive or any such other Person may have against Employer will not constitute a defense or bar to the enforcement of any of the Covenants. If Employer must resort to litigation to enforce any of the Covenants which has a fixed term, then such term will be extended for a period of time equal to the period during which a breach of such Covenant was occurring, beginning on the date of a final court order (without further right of appeal) holding that such a material breach occurred or, if later, the last day of the original fixed term of such Covenant. If any portion of any Covenant or its application is construed to be invalid, illegal or unenforceable, then the other portions and their application will not be affected thereby and will be enforceable without regard thereto. If any of the Covenants is determined to be unenforceable because of its scope, duration, geographical area or similar factor, then the court making such determination will have the power to reduce or limit such scope, duration, area or other factor, and such Covenant will then be enforceable in its reduced or limited form. The provisions of Sections 5, 6 and 7 will survive the termination of this Agreement.

     9. Applicable Law. This Agreement will be governed by and construed in accordance with the substantive laws (and not the choice of laws rules) of the Commonwealth of Pennsylvania applicable to contracts made and to be performed entirely therein. Each of the parties irrevocably consents to service of process by certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance herewith. Each of the parties irrevocably consents to the jurisdiction of the state courts in Montgomery County, Pennsylvania and the federal courts in the Eastern District of Pennsylvania in any and all actions between the parties arising hereunder.

     10. Notices. All notices, consents or other communications required or permitted to be given under this Agreement must be in writing and will be deemed to have been duly given (i) when delivered personally, (ii) three (3) business days after being mailed by first class certified mail, return receipt requested, postage prepaid, or (iii) one (1) business day after being sent by a nationally recognized express courier service, postage or delivery charges prepaid, to the parties at their respective addresses stated on the first page of this Agreement. Notices may also be given by prepaid telegram or facsimile and will be effective on the date transmitted if confirmed within twenty-four
(24) hours thereafter by a signed original sent in the manner provided in the preceding sentence. Either party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other party in accordance with this Section 10, provided that any such change of address notice will not be effective unless and until received.

     11. Prior Agreements. Executive represents to Employer (i) that there are no restrictions, agreements or understandings whatsoever to which Executive is a party which would prevent or make unlawful his execution of this Agreement or his employment hereunder, (ii) that Executive's execution of this Agreement and Executive's employment hereunder do not constitute a breach of any contract, agreement or understanding, oral or written, to which Executive is a party or which Executive is bound, and (iii) that Executive has full legal right and capacity to execute this Agreement and to enter into employment by Employer. All prior employment agreements between Executive and Employer are hereby terminated as of the date hereof as fully performed on both sides.

     12. Parties in Interest. This Agreement is for the personal services of Executive and will not be assignable by Executive without the express prior written consent of Employer. Subject to the provisions of Section 4 and this
Section 12, this Agreement will inure to the benefit of and bind each of the parties hereto and the successors and assigns of Employer and the personal representatives, estate and heirs of Executive.

     13. Entire Understanding. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous, oral or written, express or implied, agreements and understandings.

     14. Amendment and Waiver. This Agreement will not be amended, modified or terminated unless in writing and signed by Executive and a duly authorized representative of Employer other than Executive. No waiver with respect to this Agreement will be enforceable unless in writing and signed by the party against which enforcement is sought (which, in the case of the Employer, must be a duly authorized representative of Employer other than Executive). Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor will any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

     15. Section Headings. Any headings preceding the text of any of the Sections or Subsections of this Agreement are inserted for convenience of reference only, and will neither constitute a part of this Agreement nor affect its construction, meaning, or effect.

     16. Definitions. As used herein, the term "Person" means any individual, sole proprietorship, joint venture, partnership, corporation, association, cooperative, trust, estate, government body, administrative agency, regulatory authority or other entity of any nature.

     IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first stated above.

GLOBAL SPORTS, INC.


By:  /s/ Michael G. Rubin                   /s/ Robert Liewald
    ----------------------------            ------------------------
    Michael G. Rubin                        ROBERT LIEWALD
    Chairman, President and
    Chief Executive Office